Exhibit (d)(12)

CONFIDENTIALITY AGREEMENT

This CONFIDENTIALITY AGREEMENT (“Agreement”) is being entered into as of July 7, 2012 between Solta Medical, Inc., a Delaware corporation (“SMI”) and Valeant Pharmaceuticals International, Inc., a Canadian corporation (“VPII” and with SMI referred to collectively as the “Parties” and individually as a “Party”).

In order to facilitate the consideration and negotiation of one or more possible negotiated transactions, including one or more possible transactions involving VPII’s sale of certain product lines and related assets to, and purchase of SMI’s common stock or assets from, SMI (each, a “Transaction”), each Party has either requested or may request access to certain non-public information regarding the other Party and the other Party’s subsidiaries. (Each Party, in its capacity as a provider of information, is referred to in this Agreement as the “Provider”; and each Party, in its capacity as a recipient of information, is referred to in this Agreement as the “Recipient”.) This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1. Limitations on Use and Disclosure of Confidential Information. Subject to Section 4 below, neither the Recipient nor any of the Recipient’s Representatives (as defined in Section 13 below) will, at any time, directly or indirectly:

(a) make use of any of the Provider’s Confidential Information (as defined in Section 12 below), except for the specific purpose of considering, evaluating and negotiating a Transaction between the Parties; or

(b) disclose any of the Provider’s Confidential Information to any other Person (as defined in Section 13 below).

The Recipient will be liable and responsible for any breach of this Agreement by any of its Representatives and for any other action or conduct on the part of any of its Representatives that is in breach of any provision of this Agreement. The Recipient will (at its own expense) take all actions necessary to restrain its Representatives from making any unauthorized use or disclosure of any of the Provider’s Confidential Information.

2. Provider Contact Person. Any request by the Recipient or any of its Representatives to review any of the Provider’s Confidential Information must be directed to the individual(s) identified opposite the name of the Provider on EXHIBIT A (the “Provider Contact Person”). Neither the Recipient nor any of the Recipient’s Representatives will contact or otherwise communicate with any other Representative of the Provider in connection with a Transaction without the prior written authorization of the Provider Contact Person.

3. No Representations by Provider. Neither the Provider nor any of the Provider’s Representatives will be under any obligation to make any particular Confidential Information of the Provider available to the Recipient or any of the Recipient’s Representatives or to supplement or update any Confidential Information of the Provider previously furnished.

Neither the Provider nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider’s Confidential Information, and neither the Provider nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s Representatives on any basis (including, without limitation, in contract, tort or under United States federal or state securities laws or otherwise) relating to or resulting from the use of any of the Provider’s Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a Transaction between the Parties (a “Definitive Agreement”) will have legal effect.

4. Permitted Disclosures.

(a) Notwithstanding the limitations set forth in Section 1 above:

(i) the Recipient may disclose Confidential Information of the Provider if and to the extent that the Provider consents in writing to the Recipient’s disclosure thereof;

(ii) subject to Section 4(b) below, the Recipient may disclose Confidential Information of the Provider to any Representative of the Recipient, but only to the extent such Representative (A) needs to know such Confidential Information for the purpose of helping the Recipient evaluate or negotiate a Transaction between the Parties, and (B) has been provided with a copy of this Agreement or has been informed of the obligations hereunder and has agreed to abide and be bound by the provisions hereof or is otherwise bound by confidentiality obligations at least as restrictive as those contained in this Agreement; and

(iii) subject to Section 4(c) below, the Recipient may disclose Confidential Information of the Provider to the extent required by applicable law or governmental regulation or by valid legal process.

(b) If the Provider delivers to the Recipient a written notice stating that certain Confidential Information of the Provider may be disclosed only to specified Representatives of the Recipient, then, notwithstanding anything to the contrary contained in Section 4(a)(ii) above, the Recipient shall not thereafter disclose or permit the disclosure of any of such Confidential Information to any other Representative of the Recipient.

(c) If the Recipient or any of the Recipient’s Representatives is required by law or governmental regulation or by subpoena or other valid legal process to disclose any of the Provider’s Confidential Information to any Person, then, to the extent permitted, the Recipient will immediately provide the Provider with written notice of the applicable law, regulation or process so that the Provider may seek a protective order or other appropriate remedy. The Recipient and its Representatives will cooperate with the Provider and the Provider’s Representatives in any attempt by the Provider to obtain any such protective order or other remedy. If the Provider elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient disclose

Confidential Information of the Provider, then the Recipient may disclose such Confidential Information to the extent legally required; provided, however, that the Recipient and its Representatives will use their reasonable efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

5. Return of Confidential Information. Upon the Provider’s request, the Recipient and the Recipient’s Representatives will promptly deliver to the Provider any of the Provider’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient’s Representatives; provided, however, that, in lieu of delivering such Confidential Information to the Provider, the Recipient may destroy such Confidential Information and deliver to the Provider a certificate confirming their destruction. Notwithstanding the delivery to the Provider (or the destruction by the Recipient) of Confidential Information of the Provider pursuant to this Section 5, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement.

6. Limitation on Soliciting Employees. During the 12 month period commencing on the date of this Agreement, each Party agrees that it will not, and will not permit any direct or indirect subsidiary who is or becomes aware of the negotiation of a possible Transaction between the Parties to solicit for employment with it or with any of its direct or indirect subsidiaries any employee of the other Party or any of its direct or indirect subsidiaries; provided, however, that this Section 6 will not prevent either Party or its direct or indirect subsidiaries from making generalized searches for employees by causing to be placed any general advertisement or similar notices or engaging search firms, provided that that such searches are not targeted specifically at employees of the other Party or its direct or indirect subsidiaries.

7. Standstill Provision. During the 18 month period commencing on the date of this Agreement (the “Standstill Period”), neither VPII nor any of VPII’s Representatives on behalf of VPII will, in any manner, directly or indirectly:

(a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of SMI or any securities of any subsidiary of SMI, (ii) any acquisition of any assets of SMI or any assets of any subsidiary of SMI, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving SMI or any subsidiary of SMI or involving any securities or assets of SMI or any securities or assets of any subsidiary of SMI, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of SMI or any subsidiary of SMI;

(b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of SMI or any subsidiary of SMI;

(c) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of SMI or any subsidiary of SMI;

(d) take any action that may reasonably be expected to require SMI to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

(f) assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence;

(g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(h) request or propose that SMI or any of SMI’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 7 in a manner that may reasonably be expected to require SMI to make a public announcement with respect thereto.

The standstill provisions of this Section 7 shall not apply to the Parties’ entry into or consummation of the transactions contemplated by a Definitive Agreement. The standstill provisions of this Section 7 shall not apply in the event that, without any violation of the standstill provision:

(i) any third party unrelated to VPII has made any public announcement of its intent to commence a tender offer or exchange offer for more than 33% of the outstanding capital stock of SMI or SMI publicly announces that it has entered into a definitive agreement for a transaction or series of transactions (whether structured as a tender offer, exchange offer, merger, business combination or sale of assets) that, if consummated, would result in a sale of more than 33% of the outstanding capital stock of SMI or a sale or license of, directly or indirectly, assets of SMI or its subsidiaries (or both) representing not less than 33% of the asset value or earnings of SMI and its subsidiaries on a consolidated basis; or

(ii) any stockholder or group of stockholders of SMI (A) sells, (B) agrees to sell, or enters into a commitment to tender to an offer, or (C) announces its intention to sell, in each case to one buyer or a group of related buyers, 33% or more of the outstanding capital stock of SMI.

The foregoing will not prohibit VPII (through its Chief Executive Officer or Chief Financial Officer) from confidentially communicating to the Chief Executive Officer or any other person(s) designated by the Chief Executive Officer, a non-public indication of VPII’s interest in pursuing a potential transaction involving SMI, in such a manner that would not reasonably be expected to require SMI to make public disclosure with respect thereto. The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

8. No Obligation to Pursue Transaction. Unless the Parties enter into a Definitive Agreement, no agreement providing for a transaction involving either of the Parties will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. Each Party recognizes that, except as expressly provided in any binding written agreement between the Parties that is executed on or after the date of this Agreement: (i) the other Party and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) such Party will not have any rights or claims against the other Party or any of the other Party’s Representatives arising out of or relating to any transaction or proposed transaction involving the other Party.

9. No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

10. Remedies. Each Party acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by such Party or by any of such Party’s Representatives and that the other Party would suffer irreparable harm as a result of any such breach. Accordingly, each Party will also be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by the other Party or any of the other Party’s Representatives. The equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Parties. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Party or any of its Representatives has breached this Agreement, such Party will be liable for, and will pay to the other Party and the other Party’s Representatives, the reasonable legal fees incurred by the other Party and the other Party’s Representatives in connection with such litigation (including any appeal relating thereto).

11. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement will be binding upon and inure to the benefit of each Party and its respective heirs, successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth opposite the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

12. Confidential Information. For purposes of this Agreement, the Provider’s “Confidential Information” will be deemed to include only the following:

(a) any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of the Provider, any predecessor entity or any subsidiary or other affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is or that has at any time been made available to the Recipient or any Representative of the Recipient by or on behalf of the Provider or any Representative of the Provider;

(b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(a)” of this sentence;

(c) the existence and terms of this Agreement, and the fact that information of the type referred to in clause “(a)” of this sentence has been made available to the Recipient or any of its Representatives; and

(d) the fact that discussions or negotiations are or may be taking place with respect to a Transaction involving the Parties, and the proposed terms of any such transaction.

However, the Provider’s “Confidential Information” will not be deemed to include:

(i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives;

(ii) any information that was in the Recipient’s possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Provider or any of the Provider’s Representatives, provided that the source of such information was not and is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information;

(iii) any information that becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of the Provider’s Representatives, provided that such source is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information; or

(iv) any information that is developed by or on behalf of the Recipient independently of the disclosure of Confidential Information and without reference to or use of Confidential Information.

13. Miscellaneous.

(a) For purposes of this Agreement, a Party’s “Representatives’’ will be deemed to include each Person that is or becomes (i) a subsidiary or other affiliate of such Party that is under the common control of or with such Party, or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s subsidiaries or other such affiliates.

(b) The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(c) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(d) By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right. Neither the Recipient nor the Recipient’s Representatives shall file any patent application containing any claim to any subject matter derived from the Confidential Information of the Provider.

(e) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(f) This Agreement constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Provider regarding the subject matter hereof.

(g) This Agreement shall continue in full force and effect for a period of twelve (12) months from the effective date of this Agreement. This Agreement may be terminated by either party at any time upon thirty (30) days written notice to the other party. The termination of this Agreement shall not relieve the Recipient of the obligations imposed by Sections 1, 4 5, 9 through 13 inclusive of this Agreement which shall survive any such termination and continue for a period of three (3) years from the date of execution of this Agreement, or relieve either party of its obligations under Section 6 of this Agreement or relieve VPII of its obligations under Section 7 of this Agreement (which shall survive for the stated durations thereof).

(h) The Recipient agrees not to export, directly or indirectly, any U.S. source technical data acquired from the Provider or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

(i) The Parties hereto confirm their agreement that this Agreement, as well as any amendment hereto and all other documents related hereto, including legal notices, shall be in the English language only.

(j) Each party agrees to comply with all applicable federal, state and provincial laws relating to privacy and Confidential Information relating to identifiable individuals (“Personal Information”) and such obligation shall survive any termination or expiration of this Agreement.

SOLTA MEDICAL, INC.		VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Stephen J. Fanning	By:	/s/ Robert R. Chai-Onn
	Stephen J. Fanning		Robert R. Chai-Onn

		Title:	Executive Vice President, General Counsel, Corporate Secretary and Corporate Business Development
Title:	Chief Executive Officer

	Address:	4787 Levy Street
Address:		Montreal, Quebec H4R 2P9
25881 Industrial Boulevard		Canada
Hayward, California 94545